Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	April 16, 2012

Rowan Extends Consent Solicitation

for 5% Senior Notes due 2017 and 7.875% Senior Notes due 2019

HOUSTON, April 16, 2012 —Rowan Companies, Inc. (NYSE: RDC) (the “Company”) announced today that it has extended the expiration time of the previously announced consent solicitation (the “Consent Solicitation”) by the Company and Rowan Companies Limited, a wholly owned subsidiary of the Company (“Rowan UK”), with respect to the Company’s 5% Senior Notes due 2017 and 7.875% Senior Notes due 2019 (the “Notes”), which Consent Solicitation is being conducted in connection with the previously announced plan to change the Company’s corporate structure.

The Consent Solicitation was initially scheduled to expire at 5:00 p.m., New York City time, on Friday, April 13, 2012. The Company and Rowan UK have extended the deadline for the Consent Solicitation to 5:00 p.m., New York City time, on Thursday, April 19, 2012, unless further extended.

Except as set forth herein, the complete terms and conditions of the Consent Solicitation remain the same as set forth in the Consent Solicitation/Prospectus Supplement, dated March 16, 2012 (as may be amended or supplemented from time to time) (the “Consent Solicitation/Prospectus Supplement”). Any questions concerning the terms of the Consent Solicitation should be directed to William H. Wells, Senior Vice President, Chief Financial Officer and Treasurer, at 713-960-7645. Questions regarding consent procedures and requests for additional copies of this Consent Solicitation/Prospectus Supplement should be directed to Bondholder Communications Group, toll-free at (888) 385-2663, attention: Roberta Carson.

Rowan Companies, Inc. is a major provider of global offshore contract drilling services with a leading position in high-specification jack-up rigs. The Company’s fleet of 31 jack-up rigs is located worldwide, including the Middle East, the North Sea, Trinidad, Southeast Asia and the Gulf of Mexico. The Company will enter the ultra-deepwater market with three high-specification drillships expected to be delivered starting in late 2013. The Company’s stock is traded on the NYSE under the symbol “RDC.” For more information on the Company, please visit www.rowancompanies.com.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the proposed change in corporate structure as well as statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the

2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056

Tel: (713) 621-7800 Fax: (713) 960-7509

Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations, including changes in tax laws, whether our stockholders approve the merger to effect the change in the Company’s corporate structure (and related transactions) and whether we achieve the benefits we expect from the proposed change in our corporate structure. Other relevant factors have been and will be disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release shall not constitute an offer to purchase, solicitation of consents or a solicitation of an offer to sell the Notes. The Consent Solicitation is made solely by means of the Consent Solicitation/Prospectus Supplement.

Rowan UK has filed with the SEC a registration statement on Form S-4, which contains a definitive proxy statement/prospectus in connection with the proposed merger to effect the change in the Company’s corporate structure, and each of the Company and Rowan UK may be filing other relevant materials with the SEC in connection with the transaction. The Company urges its stockholders —including participants in its equity based incentive compensation plans — and investors to read carefully the proxy statement/prospectus (and any other document that the Company or Rowan UK subsequently files with the SEC) before making any voting or investment decision about the proposed merger, because they contain important information about the Company, Rowan UK and the proposed merger and related transactions. Stockholders and investors may obtain these documents, as well as other filings containing information about the Company and Rowan UK, for free at the SEC’s website, www.sec.gov, and the Company’s website, www.rowancompanies.com, under the “Investor Relations” heading by accessing the “SEC filings” link.

The Company, Rowan UK and their directors and executive officers and certain other members of management and employees, as well as Innisfree M&A Incorporated (the Company’s proxy solicitor), may be deemed to be participants in the solicitation of proxies in respect of the proposed change in corporate structure. Information about the directors and executive officers of the Company and their ownership in the Company is included in the registration statement filed with the SEC and the documents and information incorporated by reference therein. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement/prospectus and other relevant materials filed with the SEC. You can obtain free copies of the documents by accessing the SEC’s and our website as described above.

Contact:

Suzanne M. Spera

Director of Investor Relations

(713) 960-7517

sspera@rowancompanies.com